Exhibit 13

Execution Version

DONG YU

18/F, Tower 1, U-town Office Building,

No.1 San Feng Bei Li, Chaoyang District

Beijing 100020

People’s Republic of China

Facsimile: 86 10 56310828

Email: yudong@bonafilm.cn

December 15, 2015

MOUNTAIN TIGER INTERNATIONAL LIMITED

18/F, Tower 1, U-town Office Building,

No.1 San Feng Bei Li, Chaoyang District

Beijing 100020

People’s Republic of China

Re: Equity Commitment Letter

Ladies and Gentlemen:

Mr. Dong YU (including his permitted assigns, the “Sponsor”) is pleased to offer this commitment, subject to the terms and conditions contained herein, to purchase, directly or indirectly, equity interests in Mountain Tiger International Limited, a newly-formed exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”). It is contemplated that pursuant to the terms of that certain Agreement and Plan of Merger, dated of even date herewith (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Bona Film Group Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), Parent, and Mountain Tiger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands that is a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company, with the Company being the surviving company (the “Merger”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1. Commitment. The Sponsor hereby agrees to contribute, or cause to be contributed, as an equity contribution to Parent, up to an aggregate amount equal to $125,697,403.80 (the “Contribution”), subject to the terms and conditions hereof. The proceeds of the Contribution, along with the amounts to be paid by all other Sponsors (the “Other Sponsors”) under their respective Equity Commitment Letters to Parent committing to invest in Parent which are substantially identical to this letter agreement and delivered to Parent concurrently with the delivery of this letter agreement (such aggregate amount, the “Commitments”), shall be used by Parent, to the extent necessary, to (i) fund (or cause to be funded) a portion of the Exchange Fund and any other amounts required to be paid pursuant to the Merger Agreement and (ii) pay (or cause to be paid through Parent or Merger Sub) related fees and expenses (which, for the avoidance of doubt, shall not include any Parent Termination Fee or any Guaranteed Obligations with respect to a Parent Termination Fee under the Limited Guarantee given by the Sponsor), in each case, pursuant to and in accordance with the terms of, and subject to the conditions of, the Merger Agreement. Notwithstanding anything else to the contrary in this letter agreement, the aggregate amount of liability of the Sponsor under this letter agreement shall at no time exceed the aggregate amount of the Contribution less any portion of the Contribution that has been funded in accordance with the terms hereof.

2. Closing Conditions. The Sponsor’s obligation to make the Contribution pursuant to this letter agreement is subject to the satisfaction, prior to or contemporaneously with the Closing, of the following conditions: (a) the satisfaction or waiver at the Closing of all conditions precedent to the obligations of Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement set forth in Article VII thereof, (b) the portion of the Equity Financing that is to be funded by the Other Sponsors pursuant to the other Equity Commitment Letters dated as of the date hereof has been funded (or will be funded substantially concurrently if the Contribution is funded by the Sponsor), and (c) either the contemporaneous consummation of the Closing or the obtaining by the Company in accordance with the terms and conditions of Section 9.6(b) of the Merger Agreement of an Order requiring Parent to cause the Equity Financing to be funded and to consummate the Merger.

3. Enforcement/Recourse. Except as specifically contemplated by Section 9.6(b) of the Merger Agreement, neither Parent nor Merger Sub shall have any right to enforce this letter agreement; provided that, to the extent the Company has obtained an order of specific performance pursuant to, and subject to the conditions in, Section 9.6(b) of the Merger Agreement, the Company is hereby made a third party beneficiary of the rights granted to Parent hereby and shall be entitled to specific performance to cause the Contribution to be funded (for the avoidance of doubt, subject to the satisfaction of the conditions set forth in Section 2 of this letter agreement). Concurrently with the execution and delivery of this letter agreement, the Sponsor is executing and delivering to the Company a Limited Guarantee (the “Limited Guarantee”) in accordance with the Merger Agreement. The Company’s (i) remedies against the Sponsor and the Other Sponsors under their respective Limited Guarantees, (ii) rights as a third party beneficiary as set forth in the proviso in the first sentence of this Section 3 and (iii) remedies against Parent under the Merger Agreement shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the Sponsor, any Affiliate of the Sponsor, any former, current or future director, officer, employee or agent (as applicable) of the Sponsor or of his Affiliates, any former, current or future assignee of the Sponsor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing (each such Person or entity, a “Related Person”) in respect of any liabilities or obligations arising under, or in connection with, this letter agreement or the Merger Agreement or the transactions contemplated thereby, including without limitation in the event Parent breaches its obligations under the Merger Agreement, whether or not such breach is caused by the Sponsor’s breach of his obligations under this letter agreement; provided that, in the event the Company successfully compels specific performance of the obligations of Parent to consummate the Merger in accordance with, and subject to the terms and conditions set forth in, Section 9.6(b) of the Merger Agreement, and the Sponsor shall have made the Contribution (and all Other Sponsors have funded their Commitments in full and the Effective Time occurred), then neither the Company nor any other Person (including, without limitation, the Company’s equityholders, Affiliates and Subsidiaries) shall have any remedy against the Sponsor or any Related Person, including under the Limited Guarantee. Notwithstanding anything that may be expressed or implied in this letter agreement, by its acceptance hereof, Parent acknowledges and agrees that (a) notwithstanding that the Sponsor may be a limited liability entity, no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any Related Person, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by Related Persons in connection with this letter agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or by their creation. In no event shall this letter agreement or the Contribution herein be enforced by any Person unless each of the unfunded other Equity Commitment Letters dated as of the date hereof is being concurrently enforced by such Person.

4. Expiration. All obligations under this letter agreement shall expire and terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Closing (at which time the Contribution shall be discharged), (c) the making of the Contribution by the Sponsor or his assigns, (d) the Company or any of its Affiliates, directly or indirectly, asserting any claim against (i) the Sponsor under the Limited Guarantee or any Other Sponsor under the other Limited Guarantees or (ii) the Sponsor or any Related Person of the Sponsor (other than Parent and Merger Sub), any Other Sponsor or any Related Person of any Other Sponsor (other than Parent and Merger Sub), in each case, in connection with the Merger Agreement or any of the transactions contemplated thereby (other than a claim seeking an order of specific performance of the Sponsor’s obligation to make the Contribution in the circumstances provided for in Section 3), and (e) July 1, 2016; provided that, in the event a claim by the Company or any of its Affiliates under Section 3 of this letter agreement or any claim seeking an injunction, specific performance or other equitable remedy against Parent or Merger Sub under Section 9.6(b) of the Merger Agreement is then pending, this letter agreement shall not terminate under clause (e) until any such claim has been resolved in a final non-appealable decision by a court of competent jurisdiction.

5. No Assignment. Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assignable without the prior written consent of the Sponsor (in the case of an assignment by Parent) or Parent (in the case of an assignment by the Sponsor), except that, without the prior written consent of Parent, the rights, interests or obligations under this letter agreement may be assigned and/or delegated, in whole or in part, by Sponsor to one or more of his Affiliates or to one or more private equity funds sponsored or managed by any such Affiliate. Any purported assignment of this commitment in contravention of this Section 5 shall be void.

6. No Other Beneficiaries. Except for the third party beneficiary rights provided to the Company under Section 3 of this letter agreement, this letter agreement shall be binding on the Sponsor solely for the benefit of Parent, and nothing set forth in this letter agreement is intended to or shall confer upon or give to any Person other than Parent (but solely at the direction of the Sponsor as contemplated hereby) any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Contribution or any provisions of this letter agreement; provided, that, notwithstanding anything to the contrary in this letter agreement, any Related Person shall be a third party beneficiary of the provisions set forth herein that are for the benefit of any Related Person (including the provisions of Sections 3, 6, 9, 10 and 12), and all such provisions shall survive any termination of this letter agreement indefinitely. Without limiting the foregoing, Neither Parent’s, Merger Sub’s nor the Company’s creditors shall have the right to enforce this letter agreement or to cause Parent to enforce this letter agreement.

7. Representations and Warranties. The Sponsor hereby represents and warrants that: (a) he has all power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by the Sponsor has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of the Sponsor are necessary therefor, (c) this letter agreement has been duly and validly executed and delivered by him and constitutes a valid and legally binding obligation of him, enforceable against the Sponsor in accordance with its terms (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); (d) the execution, delivery and performance by the Sponsor of this letter agreement do not and will not violate any applicable Law or conflict with any material agreement binding on the Sponsor; (e) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter agreement by the Sponsor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter agreement; (f) for so long as this letter agreement shall remain in effect in accordance with its terms, the Sponsor or his Affiliate shall have the cash on hand and/or capital commitments required to fund the Contribution; and (g) where applicable, the amount of the Contribution is less than the maximum cumulative amount (if any) permitted to be invested collectively by the Sponsor and his Affiliate in any one portfolio investment pursuant to the terms of their respective constituent documents.

8. Severability. Any term or provision of this letter agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this letter agreement in any jurisdiction and, if any provision of this letter agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided that this letter agreement may not be enforced without giving effect to the provisions of Sections 2 through 6, 9 and 10 hereof. No party hereto shall assert, and each party hereto shall cause its/his respective Affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable.

9. Jurisdiction. In the event any dispute arises among the parties hereto out of or in relation to this letter agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 9. The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Administered Rules in force when a notice of arbitration is submitted. The seat and venue of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators. One arbitrator shall be nominated by the claimant(s), irrespective of number, and one arbitrator shall be nominated by the respondent(s), irrespective of number. If the respondent(s) shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator; provided that if such two arbitrators shall fail to choose a third arbitrator within 30 days after such two arbitrators have been selected, the HKIAC, upon the request of any party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it shall not be disclosed beyond the tribunal, the parties, their legal and professional advisers, and any Person necessary for the conduct of the arbitration, unless otherwise required by Law or the parties hereto otherwise agree in writing. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless otherwise required by Law or the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this letter agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 9 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located.

10. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 10.

11. Headings. Headings of the Sections of this letter agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

12. Governing Law. This letter agreement and the obligations hereunder shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

13. Entire Agreement; Amendment; Counterparts. This letter agreement, the Limited Guarantee, the other Equity Commitment Letters, the other Limited Guarantees, the Merger Agreement and any other document contemplated hereby and thereby constitute the entire agreement with respect to the subject matter hereof and thereof, and supersede all other prior agreements, understandings and statements, both written and oral, between or among Parent or any of its Affiliates, on the one hand, and the Sponsor or any of his Affiliates, on the other hand. Any provision of this letter agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Sponsor and Parent; provided that any amendment, waiver or modification that would be expected to be adverse to the Company’s rights set forth in the proviso of the first sentence of Section 3 of this letter agreement shall require the prior written consent of the Company. This letter agreement may be executed in counterparts (including by facsimile or electronically transmitted signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

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Very truly yours,

Dong YU /s/ Dong YU

SIGNATURE PAGE TO EQUITY COMMITMENT LETTER

Agreed to and accepted as of the date first written above:

MOUNTAIN TIGER INTERNATIONAL LIMITED

By:	/s/ Dong YU
Name: Dong YU
Title: Director

SIGNATURE PAGE TO EQUITY COMMITMENT LETTER